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                                                                      EXHIBIT 12

                         CONTINENTAL GLOBAL GROUP, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT FOR RATIOS)
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                                                                Year Ended December 31,                        Three
                                               ------------------------------------------------------------  Months Ended
                                                  1992         1993        1994         1995          1996   March 31, 1997
                                               ------------------------------------------------------------  ---------------
COMPUTATION OF EARNINGS:
  Income before extraordinary
    item and foreign income taxes               $ 5,618      $ 3,731      $ 3,615      $11,785      $ 8,940      $ 1,925
  Add:
    Interest expense                                590        1,214        1,493        2,506        2,889        1,187
    Amortization of deferred
      financing costs                                 5            8            8           16           27            7
    Portion of rent expense representative
      of an interest factor                         267          268          310          455          407          112
                                                -----------------------------------------------------------      -------
EARNINGS                                        $ 6,480      $ 5,221      $ 5,426      $14,762      $12,263      $ 3,231
                                                ===========================================================      =======

COMPUTATION OF FIXED CHARGES:
  Interest expense                              $   590      $ 1,214      $ 1,493      $ 2,506      $ 2,889      $ 1,187
  Amortization of deferred
    financing costs                                   5            8            8           16           27            7
  Portion or rent expense representative
    of an interest factor                           267          268          310          455          407          112
                                                -----------------------------------------------------------      -------
  FIXED CHARGES                                 $   862      $ 1,490      $ 1,811      $ 2,977      $ 3,323      $ 1,306
                                                ===========================================================      =======

RATIO OF EARNINGS TO FIXED CHARGES                 7.52         3.50         3.00         4.96         3.69         2.47
                                                ===========================================================      =======
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